December 22, 2011
To whom it may concern

REIT Issuer:
Nippon Hotel Fund Investment Corporation
2-6-2, Hamamatsucho Minatoku, Tokyo
Executive Director	Shigeo Sekita
(Securities code: 8985)

Asset Management Company:
Japan Hotel REIT Advisors Co., Ltd.
President & CEO	Shigeo Sekita
Contact: Financial Director	Kazuyuki Udo
Tel: 03-3433-2089

REIT Issuer:
Japan Hotel and Resort, Inc.
Roppongi Hills Mori Tower, 6-10-1,
Roppongi Minatoku, Tokyo
Executive Director	Kaname Masuda
(Securities code: 8981)
Asset Management Company:
Japan Hotel & Resort K.K.
Chief Executive Officer	Hiroyuki Suzui,
Contact: Operations Division Director
Noboru Itabashi
Tel: 03-6439-0333

Notice Concerning the Execution of Merger Agreement
between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc.

Nippon Hotel Fund Investment Corporation (“NHF”) and Japan Hotel and Resort, Inc. (“JHR”) announce that they entered into a merger agreement (the “Merger Agreement”) as the date hereof and agreed to conduct an absorption-type merger under which NHF will be the surviving corporation and JHR will be the dissolving corporation (the “Investment Corporations Merger”), with April 1, 2012 as the effective date of the Investment Corporations Merger, upon resolving the Investment Corporations Merger at their respective meetings of the board of officers held as of the date hereof with details as follows.

The merger between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc. (“Investment Corporations Merger”) involves a statutory merger between foreign companies. The Investment Corporations Merger is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this press release was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the Investment Corporations Merger, such as in open market or privately negotiated purchases.

1.           Summary of the Investment Corporations Merger

(1)         Background and Purpose of the Investment Corporations Merger

The real estate market in Japan experienced a decrease in demand since investments in the Japanese market mainly by foreign investors had frozen due to the Great East Japan Earthquake on March 11, 2011, but the market is now on course for recovery with investment activities by the foreign investors gradually returning to the Japanese market.

Under such external circumstances, while a decline in foreign tourists and domestic business and leisure demand led to a drop in the operation rate immediately after the earthquake, the hotel industry is slowly showing signs of recovery, mainly in leisure demand including business, in Japan thereafter.  In addition, with respect to the hotel trading market, some real estate transactions have been conducted even before and after the earthquake disaster, and for those quality cases with high rarity including location condition, etc., there seems to be a trend indicating a halt in falling prices.

The real estate investment corporations (generally, “J-REIT”) market has marked its 10th anniversary since its establishment in September 2001, and the whole J-REIT market has expanded to JPY 2,977 billion in aggregate market price as of the end of November 2011, and JPY 8,245.8 billion in aggregate acquisition price with respect to real estate.  After the earthquake disaster, there have been active movements such as the increased amount of purchase of investment units of J-REIT by the fund for assets purchased by the Bank of Japan, publication regarding capital increase through public offerings and acquisitions of new properties by J-REITs, change of sponsors and mergers among J-REITs, and further developments are expected in the future as well.

Under these circumstances, NHF and JHR have conducted thorough consultation and deliberations in order to realize, as hotel-focused J-REITs, the coexistence of “stability” and “acquisition of upside” in rent income, the further dispersion of the portfolio and expansion of asset scale, and the improvement of liquidity by increasing the number of investment units and enhancing the aggregate market price through the Investment Corporations Merger.  As a result, NHF and JHR reached a common recognition that the Investment Corporations Merger, as a strategy to overcome their respective tasks and grow together, would contribute to the maximization of unitholders’ value of both NHF and JHR and thus executed the Investment Corporations Merger Agreement today.  In addition, it is expected that, after the Investment Corporations Merger, the synergy effect on costs from the Investment Corporations Merger will raise the standard of cash distributions, the stability of cash distributions and replacement of properties through the application of “negative goodwill” will increase the profitability and stability of the portfolio and so forth.

(2)         Concerning NHF and JHR

NHF was listed on the REIT section of Tokyo Stock Exchange in June 2006 as a hotel-focused real estate investment corporation that invests in real estate used as a hotel in whole or in part, or in real estate related assets equivalent to such real estate or real estate related assets backed by such equivalent.  NHF started its operation with 13 properties immediately after listing, and acquired an additional 6 properties thereafter, and has steadily expanded its invested assets.  As a result, NHF manages 19 properties in total (total net assets: JPY 37,223 million) as of the end of the 11th fiscal period (September 30, 2011), and has conducted management aiming to record the medium- to long-term stable income by renting a property with a good location condition to an excellent operator for a long term.

JHR was listed on the REIT section of Tokyo Stock Exchange in February 2006 as the first hotel management-focused investment corporation in Japan.  JHR manages 9 properties in total (total net assets: JPY 91,204 million) as of the end of the 6th fiscal period (August 31, 2011).  JHR has sought for the management that enjoys the result of increased profits from hotel with a strategic combination of fixed rent and variable rent, as conducting medium- to long-term stable management by selecting properties which are competitive in location, etc. as hotels (hardware side) and have renters and management support agencies with excellent hotel-management ability (software side) as targets of investment.  Furthermore, JHR first introduced a special benefit plan for the unitholders in J-REIT and strives to increase a satisfaction level of the unitholders.

(3)         Other Related Transactions

The transactions related to the Investment Corporations Merger are as follows.

(i)              Change in the Parent Company of the Asset Management Company of JHR

MLQ Investors, L.P. (“MLQ”), a wholly owned company of Goldman Sachs Group (“GS Group”) which is the current sponsor to JHR, executed an agreement on transfer of shares, under which MLQ will transfer all the shares (the “Transfer of Shares”) in Japan Hotel & Resort K.K., the asset management company of JHR (“JHRKK”), held by it to Rockrise Sdn Bhd (“Rockrise”), a company owned by Real Estate Capital Asia Partners II L.P. (“RECAP II”) (RECAP II, Rockrise, Real Estate Capital Asia Partners III L.P. (“RECAP III”) and certain SPCs incorporated in line with the intention of RECAP III are collectively referred to in this press release as “RECAP Group” (Note)) .

(Note)	For the summary of RECAP Group, please refer to the “Notice Concerning the Change of Parent Company (Including Other Related Company) of the Asset Management Company” announced by JHR today.

(ii)              Merger of Asset Management Companies

As disclosed in the “Notice Concerning the Execution of Merger Agreement between Asset Management Companies” announced by JHRA (Note) and JHRKK today, for the purpose of the smooth transfer of the asset management operations related to the assets held by JHR in relation to the Investment Corporations Merger and of the effective management of the assets to be held by NHF after the Investment Corporations Merger, JHRA and JHRKK agreed to a merger (the “Asset Management Companies Merger”), with April 1, 2012 as the effective date of the Asset Management Companies Merger, and executed an agreement for the Asset Management Companies Merger as of the date hereof.

(Note)	Japan Hotel REIT Advisors Co., Ltd., the asset management company for NHF, is hereinafter referred to as “JHRA”.

(iii)              Change in Number of Investment Units Held by Major Unitholders of JHR

An agreement was executed as of today to transfer a total of 23,369 investment units of JHR (approximately 22.1% of the issued investment units) held by GS Group to RECAP III or SPC in RECAP Group at the aggregate price of JPY 3,037 million in total (the scheduled date for this transfer of investment units: December 29, 2011).

(iv)              Transfer of All Shares of JHR’s Important Lessee

An agreement was executed as of today for the transfer of all shares of Hotel Management Japan K.K., currently a wholly owned company of GS Group, to RECAP III or SPC in RECAP Group (the scheduled date of such transfer of shares: December 29, 2011).

Hotel Management Japan K.K. is the lessee for the JHR’s five hotels with payments of variable rents and, therefore, is an extremely important lessee to JHR.

2.         Summary of the Investment Corporations Merger
(1)       Schedule of the Investment Corporations Merger
 NHF
Meeting of the Board of Officers (Approval of the Merger Agreement)	December 22, 2011
Execution of the Merger Agreement	December 22, 2011
Date for public notice of record date for general meeting of unitholders	December 23, 2011 (scheduled)
Record date for general meeting of unitholders	January 7, 2012 (scheduled)
General meeting of unitholders	February 24, 2012 (scheduled)
Record date of the Split of Units	March 31, 2012 (scheduled)
Effective Date of the Split of Units Effective Date of the Investment Corporations Merger	April 1, 2012 (scheduled)
Date of registration of the Investment Corporations Merger	Early April in 2012 (scheduled)
(Note)
NHF will, in accordance with the “simplified merger” procedures pursuant to Article 149-7, Paragraph 2 of the Act on Investment Trust and Investment Corporations of Japan (Act No. 198 of 1951, as amended) (the “Investment Trust Act”), implement the Investment Corporations Merger without obtaining approval at a general meeting of its unitholders as referred to in Article 149-7, Paragraph 1 of the Investment Trust Act. Therefore, at the general meeting of unitholders of NHF, agenda regarding approval of the Merger Agreement pertaining to the Investment Corporations Merger will not be submitted, and agenda regarding changes to the articles of incorporation, as described in “(4) Amendment to the Articles of Incorporation of the Surviving Corporation” below, among other agenda, are scheduled to be submitted.

 JHR
Meeting of the Board of Officers (Approval of the Merger Agreement)	December 22, 2011
Execution of the Merger Agreement	December 22, 2011
Date for public notice of record date for general meeting of unitholders	December 23, 2011 (scheduled)
Record date for general meeting of unitholders	January 7, 2012 (scheduled)
General meeting of unitholders	February 24, 2012 (scheduled)
Date of delisting	March 28, 2012 (scheduled)
Effective Date of the Investment Corporations Merger	April 1, 2012 (scheduled)
Date of registration of the Investment Corporations Merger	Early April in 2012 (scheduled)

(2)       Method of the Investment Corporations Merger

The Investment Corporations Merger will be conducted through an “absorption-type merger” method under which NHF will remain as the surviving corporation and JHR will be dissolved as the dissolving corporation.

(3)       Allotment of Units in the Investment Corporations Merger
	NHF (Surviving corporation)	JHR (Absorbed corporation)
Allotment of Units in the Investment Corporations Merger	1	11
		(Reference: Before split of units) 11/12 (Note 1)

*	Number of new units of NHF to be issued through the Investment Corporations Merger (after split of units of NHF): Common units: 1,162,909 units

(Note 1)
NHF plans a 12-for-one unit split with March 31, 2012 as the record date for the split of units and April 1, 2012 as the effective date.  The allotment ratio above and the number of new investment units to be allotted and delivered by NHF are based on this split of units becoming effective.  Although the merger ratio before taking the split of units into consideration is one to 11/12, in the case of allotting investment units of NHF at a ratio of 11/12 units of NHF per one unit of JHR based on the merger ratio before taking the split of units into consideration, a large number of unitholders of JHR will receive only fractional units of NHF.  Therefore, for the purpose of the Investment Corporations Merger, prior to the allotment to JHR’s unitholders, a 12-for-one unit split for units of NHF will be implemented, and after this split of units, allotment at a ratio of 11 units of NHF per one unit of JHR will be carried out.  For details of this split of units, please refer to the “Notice Concerning Split of Units” announced by NHF today.

(Note 2)
In addition to the investment units described above, instead of cash distributions for JHR’s business period from September 1, 2011 to March 31, 2012, NHF plans to deliver a payment on the Investment Corporations Merger that will be equivalent to the cash distributions for such period to JHR’s unitholders which would have been made based on the distributable profit, within three months of the effective date of the Investment Corporations Merger.  Details will be announced as soon as they are determined.

(4)         Amendment to the Articles of Incorporation of the Surviving Corporation

NHF intends to submit a proposal to its general meeting of unitholders scheduled to be held on February 24, 2012, to amend its fiscal period and its articles of incorporation with regard to its investment policy.  Specific details of the amendment to the articles of incorporation will be announced as soon as they are determined.

(5)         Conditions for the Investment Corporations Merger

The Investment Corporations Merger becomes effective on the condition that all of the following conditions are met as of the day preceding the effective date of the Investment Corporations Merger: (a) approval at the general meetings of unitholders of both NHF and JHR, other procedures pursuant to applicable laws and ordinances, and the obtaining of required permits and approvals that are required in relation to the Investment Corporations Merger or in order to implement the matters contemplated in connection with the Investment Corporations Merger, have been completed; (b) the obligations under loan agreements, trust agreements and other agreements with third parties to which NHF and JHR are parties are complied with, and consent or other approvals for the Investment Corporations Merger, if necessary, from counterparties and other parties under agreements with third parties have been obtained; (c) the asset management agreement and other contracts executed by JHR with JHRKK will likely be terminated on the conditions that the Investment Corporations Merger becomes effective; (d) NHF’s and/JHR’s debts maturing during the period from and including the execution of the Merger Agreement to and including the effective date have been refinanced; (e) approvals to implement the Investment Corporations Merger from all lenders to NHF or JHR have been obtained and such approvals have not been withdrawn, and all such lenders to NHF or JHR have agreed in connection with the basic terms of loan; and (f) each of NHF and JHR has reasonably confirmed that the procedures for filing a Form F-4 are not necessary for the Investment Corporations Merger under the U.S. Securities Act, and other conditions precedent are fulfilled.

If any condition set out above is not met on the effective date of the Investment Corporations Merger, a party who benefits from such condition may elect not to execute the Investment Corporations Merger, and such party may waive all or part of the conditions upon consultation with the other party.

3.           Basis for Calculation of Allotment of Units in the Investment Corporations Merger

(1)         Basis of Calculation

NHF appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), and JHR appointed Daiwa Securities Capital Markets Co. Ltd. (“Daiwa CM”), as their respective financial advisors for the Investment Corporations Merger, and in each case, in order to ensure the fairness in the calculation of the merger ratio for the Investment Corporations Merger, NHF and JHR requested their respective financial advisors to perform financial analyses regarding the merger ratio for the Investment Corporations Merger.

In addition, the ratio shown in the outline of the calculation results by SMBC Nikko Securities and Daiwa CM is the ratio before the consideration of split of units by NHF at the ratio of 12 units per one unit of NHF as described in “(3) Allotment of Units in the Investment Corporations Merger” in “ 2. Summary of the Investment Corporations Merger” above.

SMBC Nikko Securities conducted its analysis of the merger ratio on each of NHF and JHR based on the market unit price method, the dividend discount model (DDM) method (“DDM”), and the net asset value method in order to produce a diverse analysis of the investment unit value of both NHF and JHR.  A summary of the analysis performed by SMBC Nikko Securities is as follows.

Valuation Method	Range of Merger Ratio
Market unit price method	0.86～0.89
DDM	0.74～1.01
Net asset value method	1.35

Taking into consideration the recent market trading conditions of investment units of both investment corporations, SMBC Nikko Securities adopted, with respect to the market unit price of NHF,  the average closing prices of the investment units for periods of one month and three months prior to the calculation date (December 21, 2011), while SMBC Nikko Securities adopted, with respect to the market unit price of JHR,  the average closing price of the investment units for periods of one month and three months prior to the calculation date (December 21, 2011).

Also, the calculation and analysis of the merger ratio performed by SMBC Nikko Securities is based on certain assumptions in addition to those described above.  Please refer to Note 1 at the end of this press release for details of the assumptions and a supplementary explanation on disclaimers.

Considering the fact that both investment corporations are listed on the Tokyo Stock Exchange, and have market unit prices, Daiwa CM conducted its calculation on NHF and JHR based on the market unit price method, calculated based on the average closing price of investment units for periods of one month, three months, and six months prior to the calculation date (December 21, 2011).  Simultaneously, Daiwa CM conducted its calculation on both investment corporations based on DDM and the adjusted book value method.

Results of the calculation based on each calculation method are as follows.

Valuation Method	Range of Merger Ratio
Market unit price method	0.79～0.89
DDM	0.77～1.04
Adjusted book value method	1.36

Also, the calculation and analysis of the merger ratio performed by Daiwa CM is based on certain assumptions in addition to those described above.  Please refer to Note 2 at the end of this press release for details of the assumptions and a supplementary explanation on disclaimers.

Also, with respect to the earnings profit planning that SMBC Nikko Securities and Daiwa CM adopted as a basis for DDM, operating income, ordinary income and net income are expected to increase or decrease significantly in some fiscal years.  This is because although there was a temporary decline in income following the Great East Japan Earthquake, NHF believes that the economic environment will recover, and expects its income to increase.

(2)         Background to Calculation

The merger ratio above was determined to be appropriate by NHF and JHR, as a result of careful discussions and negotiations taking into consideration various factors regarding NHF and JHR, such as the financial results, the status of assets and liabilities, prospects of the business, the synergy to be created by the Investment Corporations Merger, and the results of the financial analyses conducted by the financial advisors to NHF and JHR.

NHF obtained an opinion from SMBC Nikko Securities, and JHR obtained one from Daiwa CM, which stated that under certain assumptions the merger ratio is appropriate from a financial viewpoint (so-called “fairness opinions”).

(3)         Relationship with Calculation Agents

SMBC Nikko Securities and Daiwa CM do not fall under the definition of an “Affiliated Party” of NHF or JHR as set forth in Article 67, Paragraph 4 of the Ordinance Regarding Calculation of the Investment Corporation (Cabinet Ordinance No. 47 of 2006, as amended), and SMBC Nikko Securities and Daiwa CM do not have a material interest that should be described regarding the Investment Corporations Merger.

(4)         Expected Delisting and Reasons Thereof

The Investment Corporations Merger is scheduled to be conducted through an absorption-type merger method under which NHF will remain as the surviving corporation and JHR will be dissolved pursuant to Article 143 of the Investment Trust Act.  Accordingly, the investment units issued by JHR are expected to be delisted pursuant to the delisting standards of the Tokyo Stock Exchange on March 28, 2012, three business days prior to the effective date of the Investment Corporations Merger.  The investment units of NHF will be issued and allotted to JHR’s unitholders in consideration for the Investment Corporations Merger.  Accordingly, JHR’s unitholders will hold investment units of NHF, which have been listed on the Tokyo Stock Exchange.  Therefore, these JHR unitholders will be ensured to continue to have an opportunity to make trades on the Tokyo Stock Exchange.

(5)         Measures to Ensure Fairness

As described in items (1) through (3) above, in order to ensure the fairness of the Investment Corporations Merger, NHF retained SMBC Nikko Securities as its independent third party calculation agent for the benefit of NHF’s unitholders and obtained its analyses, and also obtained an opinion from SMBC Nikko Securities that the merger ratio is appropriate from a financial viewpoint under certain assumptions.

Given the above, the board of officers of NHF has determined that measures for ensuring the fairness of the Investment Corporations Merger were adequately implemented.

In order to ensure the fairness of the Investment Corporations Merger, JHR retained Daiwa CM as its independent third party calculation agent for the benefit of its unitholders, and obtained a merger ratio calculation report from Daiwa CM containing an analysis of the merger ratio for the Investment Corporations Merger from a financial viewpoint under certain assumptions.

Given the above, the board of officers of JHR has determined that measures for ensuring the fairness of the Investment Corporations Merger were adequately implemented.

4.           Description of Parties to the Investment Corporations Merger
		surviving corporation			dissolving corporation
(1)	Corporate Name	Nippon Hotel Fund Investment Corporation			Japan Hotel and Resort, Inc.
(2)	Address	2-6-2, Hamamatsucho, Minatoku, Tokyo			Roppongi Hills Mori Tower, 6-10-1, Roppongi, Minatoku, Tokyo
(3)	Name of Executive Officer	Shigeo Sekita			Kaname Masuda
(4)	Total Investors’ Equity	JPY 23,161 million			JPY 47,514 million
(5)	Date of Incorporation	November 10, 2005			September 8, 2005
(6)	Total Number of Investment Units Issued and Outstanding (Note)	58,031 units			105,719 units
(7)	Fiscal Period	March and September			August
(8)	Major Investment Assets	Beneficial interest in real estate trust			Beneficial interest in real estate trust, real estate
(9)	Properties Owned (Note)	Hotels: 19			Hotels: 9
(10)	Book Value at End of Fiscal Period (Note)	Hotels: JPY 37,223 million			Hotels: JPY 85,879 million
(11)	Major Banks	Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Holdings, Inc. Resona Bank, Limited. Shinsei Bank, Limited			Sumitomo Mitsui Banking Corporation Mizuho Bank , Ltd. The Norinchukin Bank
(12)	Major Unitholders and Investment Unit Holding Ratio (Note)	Umi Investment TMK		24.90%	Green Investment Co., Ltd.		13.44%
		GOLDMAN SACHS INTERNATIONAL		9.59%	Japan Hotel Alliance Co., Ltd.		8.65%
		Japan Trustee Services Bank, Ltd. (Trust Account)		9.50%	Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)		8.25%
		The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)		6.02%	Japan Trustee Services Bank, Ltd. (Trust Account)		7.71%
		Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)		2.81%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)		6.50%
(13)	Status of Asset Management for the Most Recent Three Operating Periods
Fiscal Period Ended:		Nippon Hotel Fund Investment Corporation			Japan Hotel and Resort, Inc.
		Sep. 2010	March 2011	Sep. 2011	Aug. 2009	Aug. 2010	Aug. 2011
Operating revenues		1,248	1,255	1,419	5,385	5,626	5,115
Operating income		693	679	799	2,265	2,467	1,874
Ordinary income		397	342	494	1,261	1,338	924
Net income		385	340	493	1,259	1,336	922
Net income per unit (JPY)		9,132	8,079	8,565	12,622	12,640	8,722
Cash distribution per unit (JPY)		9,133	8,080	8,502	11,913	12,640	8,722
Net asset per unit (JPY)		472,682	471,629	407,628	460,520	462,083	458,166
Total assets		19,947	19,902	23,655	48,685	48,851	48,436
Total investors’ equity		40,146	39,887	46,761	89,205	88,855	91,204

(Unit: millions of JPY, unless otherwise specified)
(14)	Name of Asset Management Company	Japan Hotel REIT Advisors Co., Ltd.	Japan Hotel and Resort, Inc.
(15)	Address of Asset Management Company	2-6-2, Hamamatsucho, Minatoku, Tokyo	Roppongi Hills Mori Tower, 6-10-1, Roppongi, Minatoku, Tokyo
(16)	Name and Title of Representative of Asset Management Company	President & CEO Shigeo Sekita	Chief Executive Officer Hiroyuki Suzui
(17)	Relationship between the Parties to the Investment Corporations Merger
Capital relationship
There are no capital relationships between NHF and JHRA, and JHR and JHRKK, which should be mentioned.  In addition, there are also no capital relationships between the related persons and associated companies of NHF and JHRA, and the related persons and associated companies of JHR and JHRKK, which should be mentioned.

Personnel relationship
There are no personnel relationships between NHF and JHRA, and JHR and JHRKK, which should be mentioned.  In addition, there are no personnel relationships between the related persons and associated companies of NHF and JHRA, and the related persons and associated companies of JHR and JHRKK, which should be specially mentioned.

Transactional relationship
There are no transactional relationships between NHF and JHRA, and JHR and JHRKK, which should be mentioned.    In addition, there are also no transactional relationships between the related persons and associated companies of NHF and JHRA, and the related persons and associated companies of JHR and JHRKK, which should be mentioned.

	Related party relationship	NHF and JHRA are not related parties of JHR and JHRKK. In addition, the related persons and associated companies of NHF and JHRA are not related parties of JHR and JHRKK.
(Note) The numerical information for NHF is as of September 30, 2011 and as of August 31, 2011 for JHR.

5.           Post-Investment Corporations Merger Situation
(1)         Situation of Surviving Corporation
Surviving Corporation
(1)	Corporate Name	Japan Hotel REIT Investment Corporation (current Nippon Hotel Fund Investment Corporation) (scheduled) (Note 1)
(2)	Address	Ebisu Neonato, 4-1-18, Ebisu, Shibuyaku, Tokyo (scheduled) (Note1)
(3)	Name of Executive Officer	It has not yet been determined at this time but will be disclosed upon determination.
(4)	Total Investors’ Equity	It has not yet been determined at this time but will be disclosed upon determination.
(5)	Fiscal Period	December (once a year) (scheduled) (Note 2)
(6)	Net Assets	It has not yet been determined at this time but will be disclosed upon determination.
(7)	Total Assets	It has not yet been determined at this time but will be disclosed upon determination.
(8)	Name of Asset Management Company	Japan Hotel REIT Advisors Co., Ltd.
(9)	Address of Asset Management Company	Ebisu Neonato, 4-1-18, Ebisu, Shibuyaku, Tokyo (scheduled)
(10)	Name and Title of Representative of Asset Management Company	President & Chief Executive Officer, Hiroyuki Suzui (scheduled)
(Note 1)	Subject to the approval for the proposal to change the articles of incorporation by the general meeting of unitholders of NHF to be held on February 24, 2012.

(Note 2) The settlement of accounts of the post-Merger investment corporation after the Investment Corporations Merger is to be made once a year, and the first operating period will be 9 months from April 1, 2012 to December 31, 2012.

(2)         Major Unitholders and Investment Unit Holding Ratio before and after the Investment Corporations Merger
Before the Investment Corporations Merger
NHF (Note 1)		JHR (Note 1)
Umi Investment TMK	24.90%	Green Investment Co., Ltd. (Note 3)	13.44%
Goldman Sachs International	9.59%	Japan Hotel Alliance Co., Ltd. (Note 3)	8.65%
Japan Trustee Services Bank, Ltd. (Trust Account)	9.50%	Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	8.25%
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	6.02%	Japan Trustee Services Bank, Ltd. (Trust Account)	7.71%
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	2.81%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	6.50%
Kyoritsu Maintenance Co., Ltd.	2.78%	Shikoku Railway Company	5.01%
Opal Paramount Sdn Bhd	2.37%	The Master Trust Bank of Japan Ltd. (Trust Account)	3.99%
The Master Trust Bank of Japan Ltd. (Trust Account)	2.25%	Nomura Bank (Luxembourg) S.A.	3.69%
Nomura Bank (Luxembourg) S.A.	2.24%	Goldman Sachs & Co. REG	3.03%
Deutsche Bank AG London-PB Non-Treaty Clients 613	1.86%	Morgan Stanley & Co. LLC	2.06%

After the Investment Corporations Merger (Simple aggregation after taking into consideration of the Merger Ratio) (Note 2)
Umi Investment TMK	9.32%
Green Investment Co., Ltd. (Note 3)	8.41%
Japan Trustee Services Bank, Ltd. (Trust Account)	8.38%
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	6.32%
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	6.21%
Goldman Sachs International	5.49%
Japan Hotel Alliance Co., Ltd. (Note 3)	5.41%
The Master Trust Bank of Japan Ltd. (Trust Account)	3.34%
Nomura Bank (Luxembourg) S.A.	3.15%
Shikoku Railway Company	3.13%
(Note 1)
The status of major unitholders and investment unit holding ratio were provided based on the unitholders register as of September 30, 2011 for NHF and as of August 31, 2011 for JHR, and may not necessarily reflect the actual status of the unitholders.

With respect to the filings such as the reports of possession of large volume made by NHF after September 30, 2011 and for JHR after August 31, 2011, please refer to EDINET (Financial Services Agency’s website: http://info.edinet-fsa.go.jp/)
(Note 2)
Post-Merger major unitholders and investment unit holding ratios were provided based on the investment units allocated in accordance with “(3) Allotment of Units in the Investment Corporations Merger” in “2. Summary of the Investment Corporations Merger” above.

(Note 3)
With respect to all investment units of JHR described above held by Green Investment Co., Ltd. and Japan Hotel Alliance Co., Ltd., an agreement was entered into as of today to transfer all such investment units from these unitholders to RECAP III or SPC in RECAP Group (the scheduled date for this transfer of investment units: December 29, 2011).

(3)         Amendment to Asset Management Agreement

NHF plans to continue to retain JHRA, NHF’s current asset management company, as the asset management company after the Investment Corporations Merger. Also, JHR plans to terminate the asset management agreement with JHRKK upon the condition that the Investment Corporations Merger is effected with the approval from the general meeting of unitholders of JHR. NHF plans to amend the asset management agreement with JHRA upon the Investment Corporations Merger, but the details have not yet been determined and will be announced once determined.

(4)         Amendment to Investment Policy

NHF intends to submit a proposal to its general meeting of unitholders scheduled to be held on February 24, 2012, to amend its articles of incorporation with regard to the fiscal period, changes in the executive officers, and its investment policy.  It intends to amend its articles of incorporation in order to restructure its portfolio with a focus on the potential for future growth as well as to ensure stable profits.  In addition, the fiscal period after the Investment Corporations Merger ends every December and dividends will be paid annually, and the special benefit plan for the unitholders of JHR will continue.  Other specific details of the amendment to the articles of incorporation will be announced as soon as they are determined.

(5)         Amendment to Agreement with Sponsor, etc.

The following will be succeeded to after the Investment Corporations Merger: (i) “Agreement regarding supports (information service) for acquisition of real estate, etc.” by Kyoritsu Maintenance Co., Ltd., (ii) “Basic agreement regarding information service for brokerage, etc. of profit-earning real estate” by Chuo Mitsui Trust and Banking Company, Limited, (iii) “Statement of intent for backup operating” by Kyoritsu Maintenance Co., Ltd., (iv) “Statement of intent for backup operating” with Capital Advisers Co., Ltd., and (v) “Technical Advisory Agreement” by Shin Nippon Air Technologies Co., Ltd., concerning the asset management of NHF.  In addition, the agreement for information service with Goldman Sachs Realty Japan Ltd. which is currently entered by JHR and JHRKK, will continue upon execution of the new agreement, similar to the current one, with the Goldman Sachs Japan Co., Ltd.

6.           Outline of Accounting Method

It is assumed that the Accounting Standards for Business Combinations (ASBJ Guidance No. 21; amended on 11 December 26, 2008) will apply to the Investment Corporations Merger whereby the purchase method under which NHF is an acquirer and JHR is an acquiree. Also, we assume that the Investment Corporations Merger will result in negative goodwill, but the details have not yet been confirmed and will be announced once determined.

7.           Outlook

With respect to the outlook such as forecast of performance after the Investment Corporations Merger, this has not yet been determined at this time but we will disclose such information upon determination.  In addition, the execution of the Merger Agreement only slightly affects NHF’s performance for the fiscal period ending March 2012 (from October 1, 2011 through March 31, 2012), and there is no change to the forecast of performance.  For the influence on JHR’s performance for the deemed fiscal period ending March 2012 (from September 1, 2011 through March 31, 2012), this has not yet been determined at this time but will be disclosed upon determination.

(Note 1)
SMBC Nikko Securities has not conducted any independent evaluation or assessment, or examination with a certified public accountant or other specialist, regarding the assets and liabilities of NHF and JHR.  SMBC Nikko Securities has not received any independent evaluation, etc. on the assets and liabilities of NHF and JHR from a third party.  SMBC Nikko Securities has used NHF, JHR and other REITS’ available financial information, publicly available information such as market data and analyst reports, and indices regarding finance, the economy and markets, to analyze the merger ratio.  SMBC Nikko Securities assumes that there is no undisclosed information that would materially affect the calculation of the merger ratio for NHF and JHR.  SMBC Nikko Securities has analyzed the merger ratio for NHF and JHR on the assumption that information and materials that SMBC Nikko Securities used for analysis are accurate and complete, and that future business plans and financial forecasts of NHF and JHR included in the information and materials have been rationally prepared based on the best possible estimates and judgment currently available from NHF and JHR.  SMBC Nikko Securities has not conducted any independent examination or verification of the accuracy, appropriateness or feasibility of the information and materials.

(Note 2)
Daiwa CM has no obligation to conduct any verification on the accuracy and completeness of all information provided (including but not limited to the information provided by NHF or JHR and information generally disclosed) when analyzing the merger ratio, but rather has assumed that all such information are accurate and complete.  Daiwa CM has not conducted any independent evaluation, appraisal or assessment and has no obligation to request a third party for evaluation, appraisal or assessment on all assets and liabilities of NHF or JHR (including but not limited to financial derivative, off-the-book asset and liabilities, and other contingent liabilities) including the analysis and valuation on individual assets and liabilities, when analyzing the merger ratio.  Daiwa CM analyzed the merger ratio for NHF or JHR on the assumption that financial forecasts provided by NHF or JHR have been rationally prepared based on the best possible estimates and judgment currently available from NHF or JHR.  Daiwa CM has no obligation to conduct any examination of the accuracy or feasibility of such financial forecasts..

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect NHF’s and JHR’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause NHF’s and JHR’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the merger; failure to obtain a necessary unitholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

*The original Japanese document was distributed to press clubs in the Tokyo Stock Exchange, the Ministry of Land, Infrastructure, Transport and Tourism, and the construction trade newspaper of the Ministry of Land, Infrastructure, Transport and Tourism.
* Website of companies:
Japan Hotel and Resort, Inc.	http://www.jhrth.com/
Nippon Hotel Fund Investment Corporation	http://www.nhf-reit.co.jp/